Exhibit 99.1

AerSale Reports First Quarter 2024 Results

First Quarter 2024 Highlights

●	Revenue of $90.5 million versus $78.3 million in the prior year period.
●	GAAP net income of $6.3 million versus $5 thousand in the prior year period.
●	Adjusted Net Income[1] of $5.5 million versus $3.3 million in the prior year period.
●	Adjusted EBITDA[1] of $9.0 million versus $5.0 million in the prior year period.
●	Flight equipment sales consisted of one aircraft and four engines in the first quarter of 2024, compared to two aircraft and one engine in the prior year period.
●	Feedstock acquisitions of $28.2 million and an additional $51.7 million under contract.
●	Flight Equipment inventory of $350.1 million as of March 31, 2024.

Coral Gables, Florida – May 8, 2024 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the first quarter ended March 31, 2024. The Company’s revenue for the first quarter of 2024 was $90.5 million compared to $78.3 million in the first quarter of 2023. Revenue for the first quarter of 2024 included $38.6 million of flight equipment sales compared to $27.7 million of flight equipment sales in the prior-year period. Flight equipment sales in the first quarter of 2024 consisted of one aircraft and four engines, compared to two cargo aircraft (a 737 and 757), and one engine in the first quarter of 2023. Higher sales were primarily the result of the pacing of flight equipment sales, a higher volume of USM sold and strong MRO revenue amid a robust commercial backdrop. As a reminder to investors, the Company’s revenues are likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on MRO activity, asset purchases and related sales.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We are off to a good start in the first quarter of 2024, underscored by higher feedstock purchases in 2023 that drove a greater level of sales. Our MRO facilities are benefitting from robust demand as airlines are operating at elevated capacity levels.”

Finazzo added, “As we look to the balance of 2024, we expect commercial demand to remain strong resulting from a favorable operating backdrop. We have acquired $30.6 million of feedstock year-to-date and have letters of intent on an additional $51.7 million of inventory that we expect during the year. Feedstock availability remains pressured as a result of OEM delivery issues, but we believe we are positioned in the market to drive returns from available aircraft as a result of our purpose-built end-to-end solution that is unique to the industry.”

Asset Management Solutions (“Asset Management") revenue increased to $59.3 million during the first quarter of 2024 compared to $48.4 million in the first quarter of 2023, due to the pacing of flight equipment sales mentioned above. Used Serviceable Material (“USM”) revenue increased 15.7% compared to the prior year quarter, while no aircraft in the lease portfolio resulted in overall lower leasing revenue. Excluding flight equipment sales, Asset Management revenue would have been $20.7 million in the first quarter of 2024, same as in the prior year period as improvements in USM offset the reduction in leasing.

TechOps revenue increased 4.8% to $31.3 million in the first quarter of 2024 from $29.8 million in the prior year period. The increase is primarily due to a continued strong demand environment for MRO services during the quarter in the Company’s Component MRO facilities as the commercial aircraft market remains robust, along with stronger demand for MRO generated USM sales compared to the prior year period.

Gross margin was 31.8% in the first quarter of 2024 versus 31.2% in the same period last year, mostly as a result of the sales mix that comprised of additional higher margin flight equipment sales.

Selling, general and administrative expenses decreased $1.1 million to $24.1 million in the first quarter of 2024 compared to $25.2 million in the first quarter of 2023. AerSale incurred $0.8 million of stock-based compensation expenses in the first quarter of 2024, versus $2.7 million in the first quarter of 2023.

1 Adjusted net income, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, respectively.

Income from operations was $4.7 million in the first quarter of 2024, compared to a loss from operations of $0.8 million in the first quarter of 2023.

Income tax benefit was $0.4 million in the first quarter of 2024, compared to income tax expense of $0.1 million in the first quarter of 2023.

GAAP net income was $6.3 million in the first quarter of 2024, compared to $5 thousand in the first quarter of 2023. AerSale recognized a mark-to-market adjustment benefit of $2.0 million related to the private warrant liability, $0.8 million of stock-based compensation expenses within payroll expenses, and $0.5 million in facility relocation costs during the first quarter of 2024. In the first quarter of 2023, the mark-to-market adjustment expense related to the private warrant liability was $0.3 million, stock-based compensation expenses were $2.7 million and relocations costs were $0.4 million. Excluding these non-cash and unusual items adjusted for tax, Adjusted Net Income was $5.5 million in the first quarter of 2024, compared to Adjusted Net Income of $3.3 million in the first quarter of 2023.

Diluted earnings per share was $0.12 for the first quarter of 2024 and $0.00 in the first quarter of 2023. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.11 for the first quarter of 2024 same as earnings per share of $0.07 in the first quarter of 2023.

Adjusted EBITDA in the first quarter of 2024 was $9.0 million versus $5.0 million in the first quarter of 2023. Higher adjusted EBITDA was primarily due to the increase in flight equipment sales, which generally have higher margins.

AerSale ended the quarter with $128.9 million of liquidity consisting of $2.6 million of cash and available capacity of $126.3 million on our $180 million revolving credit facility, expandable to $200 million. Cash used in operating activities was $21.5 million, mainly due to continued investment in inventory.

Update on Engineered Solutions

The Company is continuing its go-to-market strategy for its Enhanced Flight Vision System (“EFVS”), AerAware™, and remains in open dialogue with multiple aircraft operators to secure a first order while continuing to educate potential customers on the benefits of having the AerAware™ system in their fleets.

In December 2023, the Federal Aviation Administration (“FAA”) issued AerSale a Supplemental Type Certificate (“STC”) for “AerAware™”, the Company’s revolutionary Enhanced Flight Vision System (“EFVS”) for the Boeing B737NG product line. This achievement marked the world's first commercial EFVS system to achieve a 50% visual advantage (over unaided natural vision) and the first large transport aircraft to be certified with a complete dual-pilot EFVS solution featuring a Head-Wearable Display. AerSale developed the AerAware™ certification program under license with The Boeing Company, which included access to necessary technical services, maintenance, and engineering data

Conference Call Information

The Company will host a conference call today, May 8, 2024, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-300-8521, international callers may use 1-412-317-6026, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until July 8, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10188062. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow from operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, Adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, Adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

First Quarter 2024 Financial Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Products	$61,610	$45,495
Leasing	3,082	5,622
Services	25,848	27,154
Total revenue	90,540	78,271
Cost of sales and operating expenses:
Cost of products	39,619	31,548
Cost of leasing	1,193	1,123
Cost of services	20,932	21,209
Total cost of sales	61,744	53,880
Gross profit	28,796	24,391
Selling, general, and administrative expenses	24,133	25,224
Income (loss) from operations	4,663	(833)
Other income (expenses):
Interest (expense) income, net	(935)	1,047
Other income, net	169	233
Change in fair value of warrant liability	1,979	(334)
Total other income	1,213	946
Income before income tax provision	5,876	113
Income tax benefit (expense)	401	(108)
Net income	$6,277	$5

Earnings per share:
Basic	$0.12	$-
Diluted	$0.12	$-
Weighted average shares outstanding:
Basic	52,991,506	51,206,226
Diluted	53,247,979	52,958,555

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$2,637	$5,873
Accounts receivable, net of allowance for credit losses of $978 as of March 31, 2024 and December 31, 2023	30,057	31,239
Income tax receivable	1,628	1,628
Inventory:
Aircraft, airframes, engines, and parts, net	203,652	177,770
Advance vendor payments	37,560	35,757
Deposits, prepaid expenses, and other current assets	12,840	12,507
Total current assets	288,374	264,774
Fixed assets:
Aircraft and engines held for lease, net	23,262	26,475
Property and equipment, net	30,387	27,692
Inventory:
Aircraft, airframes, engines, and parts, net	147,193	151,398
Operating lease right-of-use assets	26,307	27,519
Deferred income taxes	12,906	12,203
Deferred financing costs, net	1,424	1,506
Deferred customer incentives and other assets, net	525	525
Goodwill	19,860	19,860
Other intangible assets, net	21,456	21,986
Total assets	$571,694	$553,938

Current liabilities:
Accounts payable	$26,278	$29,899
Accrued expenses	5,720	5,478
Lessee and customer purchase deposits	805	1,467
Current operating lease liabilities	4,401	4,593
Current portion of long-term debt	1,033	1,278
Deferred revenue	2,009	2,998
Total current liabilities	40,246	45,713
Revolving credit facility	51,969	29,000
Long-term debt	3,527	7,281
Long-term lease deposits	102	102
Long-term operating lease liabilities	23,398	24,377
Maintenance deposit payments and other liabilities	62	64
Warrant liability	407	2,386
Total liabilities	119,711	108,923
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 53,009,026 and 52,954,430 shares as of March 31, 2024 and December 31, 2023	5	5
Additional paid-in capital	312,430	311,739
Retained earnings	139,548	133,271
Total stockholders' equity	451,983	445,015
Total liabilities and stockholders’ equity	$571,694	$553,938

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$6,277	$5
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,779	2,469
Amortization of debt issuance costs	82	39
Amortization of operating lease assets	40	101
Inventory reserve	504	773
Deferred income taxes	(703)	72
Change in fair value of warrant liability	(1,979)	334
Share-based compensation	799	2,731
Changes in operating assets and liabilities:
Accounts receivable	1,182	(7,996)
Inventory	(23,961)	(48,983)
Deposits, prepaid expenses, and other current assets	(332)	(2,966)
Deferred customer incentives and other assets	-	68
Advance vendor payments	(1,803)	(12,476)
Accounts payable	(3,619)	14,018
Accrued expenses	914	(3,396)
Deferred revenue	(989)	1,343
Lessee and customer purchase deposits	(662)	(7,985)
Other liabilities	(2)	(593)
Net cash used in operating activities	(21,473)	(62,442)
Cash flows from investing activities:
Proceeds from sale of assets	3,800	4,500
Purchase of property and equipment	(3,574)	(1,481)
Net cash provided by investing activities	226	3,019
Cash flows from financing activities:
Repayments of long-term debt	(4,000)	-
Proceeds from revolving credit facility	61,600	-
Repayments of revolving credit facility	(39,481)	-
Taxes paid related to net share settlement of equity awards	(108)	(70)
Net cash provided by (used in) financing activities	18,011	(70)

Decrease in cash and cash equivalents	(3,236)	(59,493)
Cash and cash equivalents, beginning of period	5,873	147,188
Cash and cash equivalents, end of period	$2,637	$87,695

Supplemental disclosure of cash activities
Income tax payments, net	3	(100)
Interest paid	822	141
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	(2,020)	3,573

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended March 31,
	2024	% of Total Revenue	2023	% of Total Revenue
Reported Net Income	6,277	6.9%	5	0.0%
Addbacks:
Change in FV of Warrant Liability	(1,979)	(2.2)%	334	0.4%
Stock Compensation	799	0.9%	2,731	3.5%
Payroll taxes related to stock-based compensation	36	0.0%	-	0.0%
Secondary Offering Costs	55	0.1%	-	0.0%
Facility Relocation Costs	460	0.5%	380	0.5%
Income Tax Effect of Adjusting Items (1)	(124)	(0.1)%	(109)	(0.1)%
Adjusted Net Income	5,524	6.1%	3,341	4.2%
Interest Expense (Income)	935	1.0%	(1,047)	(1.3)%
Income Tax Expense (Benefit)	(401)	(0.4)%	108	0.1%
Depreciation and Amortization	2,779	3.1%	2,469	3.2%
Reversal of Income Tax Effect of Adjusting Items (1)	124	0.1%	109	0.1%
Adjusted EBITDA	8,961	9.9%	4,980	6.4%

Reported Basic earnings per share	0.12		0.00
Addbacks:
Change in FV of Warrant Liability	(0.04)		0.01
Stock Compensation	0.02		0.05
Payroll taxes related to stock-based compensation	0.00		-
Secondary Offering Costs	0.00		-
Facility Relocation Costs	0.01		0.01
Income Tax Effect of Adjusting Items (1)	(0.00)		(0.00)
Adjusted Basic earnings per share	0.11		0.07

Reported Diluted earnings per share	0.12		0.00
Addbacks:
Change in FV of Warrant Liability	(0.04)		0.01
Stock Compensation	0.02		0.05
Payroll taxes related to stock-based compensation	0.00		-
Secondary Offering Costs	0.00		-
Facility Relocation Costs	0.01		0.01
Income Tax Effect of Adjusting Items (1)	(0.00)		(0.00)
Adjusted Diluted earnings per share	0.11		0.07

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business; expectations regarding feedstock and commercial demand; expectations from letters of intent on an additional $51.7 in inventory during the year; our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; expectation that AerAware is a technology that will be broadly adopted and that sales of AerAware will be a meaningful contributor to long-term performance; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon Telephone: (305) 764-200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com